                                                                    Exhibit 10.3

                            FIRST AMENDMENT TO LEASE

                  THIS FIRST AMENDMENT TO LEASE (this "Amendment"), is made as of November 13, 2001, by and between BDG KINGSBRIDGE L.L.C., a New York limited liability corporation, having an address c/o Blumenfeld Development Group, Ltd., 6800 Jericho Turnpike, Suite 102E, Syosset, New York 11791 ("Landlord"), and ENZON, INC., a Delaware corporation, having an address of 20 Kingsbridge Road, Piscataway, New Jersey 08854 ("Tenant").

                                    RECITALS

                  WHEREAS, pursuant to that certain Lease Agreement (the "Lease Agreement") dated June 5, 1992, Holland Realty Corp. ("Holland") leased to Tenant certain premises (the "Demised Premises") located in Piscataway, New Jersey, as more particularly described therein;

                  WHEREAS, the Lease Agreement was superseded by that certain Indenture of Lease dated April 1, 1995 (the "Lease");

                  WHEREAS, Holland and Tenant entered into that certain Option Agreement dated April 1, 1995 (the "Option Agreement"), pursuant to which Tenant was granted certain rights to purchase the Demised Premises;

                  WHEREAS, Centennial Properties, L.L.C. ("Centennial") subsequently purchased the Demised Premises from Holland and succeeded to Holland's interest as Landlord under the Lease and as optionor under the Option Agreement;

                  WHEREAS, on or about August 25, 1997, Landlord purchased the Demised Premises from Centennial and succeeded to Centennial's interest as Landlord under the Lease and as optionor under the Option Agreement;

                  WHEREAS, Tenant subsequently claimed to have exercised its option to purchase the Property, which exercise was disputed by Landlord and ultimately settled between the parties pursuant to that certain Settlement Agreement effective October 31, 2000.

                  WHEREAS, Landlord and Tenant have agreed to amend the Lease pursuant to the terms and conditions set forth below.

                  NOW, THEREFORE, in consideration of the sum of ONE DOLLAR ($1.00) paid by Tenant to Landlord and for other good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

         1. All capitalized terms used herein shall have the meanings ascribed to them in the Lease unless otherwise specifically set forth herein to the contrary.

         2. SECTION 2.01 of the Lease is hereby modified to provide that the term of the Lease and the demise of the Demised Premises shall be extended from June 15, 2007 to July 31, 2021 (such later date, the "Expiration Date"). The period commencing as of June 16, 2007 and ending at 11:59 p.m. on July 31, 2021 is herein referred to as the "Restructured Term". The terms "Term" and "Lease Term" as set forth in the Lease shall hereafter refer to the period beginning on the Commencement Date (i.e., April 1, 1995) and ending on the Expiration Date (i.e., July 31, 2021); provided that the "Term" and "Lease Term" shall also include any renewal term that is properly exercised by Tenant and not rescinded under Section 35.01.

         3. SECTION 3.01 of the Lease is hereby amended and restated in its entirety as follows:

            "The Tenant shall pay to the Landlord, during the Term without counterclaim, deduction or set-off, Basic Rent as set forth herein throughout the Term (such rent, the "Term Basic Rent"), payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts."

         4. The table set forth in SECTION 3.02 of the Lease is hereby amended and restated in its entirety as follows:

--------------------------------------------------------------------------------
PERIOD                                ANNUAL BASIC                MONTHLY BASIC
                                          RENT                        RENT
--------------------------------------------------------------------------------
April 1, 1995-June 15, 1996           $440,002.57                 $36,666.88
--------------------------------------------------------------------------------
June 16, 1996-June 15, 2002           $496,485.57                 $41,373.80
--------------------------------------------------------------------------------
June 16, 2002-June 15, 2007           $581,210.07                 $48,434.17
--------------------------------------------------------------------------------
June 16, 2007-June 15, 2012           $639,331.08                 $53,277.59
--------------------------------------------------------------------------------
June 16, 2012-June 15, 2017           $703,264.18                 $58,605.35
--------------------------------------------------------------------------------
June 16, 2017-July 31, 2021           $773,590.06                 $64,465.84
--------------------------------------------------------------------------------

         5. The following language is added to the end of the first paragraph of
SECTION 7.01 of the Lease:

            "Subject to Section 8.05 hereof, and provided that no Event of Default has occurred or is continuing hereunder, in lieu of escrowing for Real Estate Taxes, Tenant may, at its option, pay Real Estate Taxes on a quarterly basis directly to the municipality not less than five (5) days prior to the date on which interest or penalties accrue thereon, in which case Tenant shall provide Landlord with evidence of such payment no later than the date interest or penalties accrue thereon."

         6. The last sentence of SECTION 7.04 is hereby amended and restated in its entirety as follows:

            "If the refund relates to a tax year that is apportioned between the Landlord and the Tenant, such refund shall be apportioned between the Landlord and the Tenant after first deducting therefrom the reasonable costs and expenses incurred by Tenant in effectuating such refund."

         7. The last sentence of SECTION 8.01(B) is hereby amended and restated in its entirety as follows:

            "The aforesaid insurance shall contain customary deductibles, not to exceed fifty thousand and NO/100 Dollars ($50,000.00)."

         8. The first sentence of the second paragraph of SECTION 9.02 of the Lease is hereby deleted and replaced with the following two sentences:

                  "Notwithstanding anything contained herein to the contrary,
            Tenant may, without the need for obtaining Landlord's prior written consent (but upon prior notice to Landlord and subject to Tenant's compliance with other construction related provisions in this lease), make alterations, additions and improvements within the Demised Premises which do not affect the building systems (i.e. heating, ventilating, plumbing, electrical or other utilities) or any structural portion of the Building (including the roof), provided that the work is performed in accordance with applicable laws and that the cost of any alteration, addition and/or improvement (or series of related improvements made within any six
            (6) month period) does not exceed the sum of Forty Thousand and NO/100 Dollars ($40,000.00). Nothing in this paragraph shall in any way limit the obligations of Tenant under this Lease with respect to such permitted alterations, additions or improvements, including, without limitation, insurance requirements, prohibitions on liens, surrender obligations, and related items."

         9. ARTICLE XI is hereby amended by adding the following paragraph as new SECTION 11.05:

                  "Notwithstanding anything to the contrary in this Article XI, in the event the insurance proceeds made available to Landlord following any casualty are insufficient to complete the restoration of the Demised Premises, at the election of Tenant exercised within ten (10) days after written notice from Landlord of such insurance proceeds deficiency, Landlord will nevertheless agree to complete such restoration, provided that: (i) simultaneously with such election by Tenant, Tenant deposits cash with Landlord in the full amount of the insurance proceeds deficiency estimated by Landlord to restore the Demised Premises; (ii) the mortgagee of the Demised Premises, if any, makes the proceeds of any casualty insurance available to the Landlord to restore the Demised Premises and (iii) all other conditions to Landlord's obligations to restore under the Lease are otherwise satisfied. In the event Landlord restores any portion of the Expansion Premises following a casualty, the time periods within which Landlord is required to restore the Demised Premises under Article XI before Tenant may terminate the Lease shall be extended by the additional period of time reasonably necessary to restore the Expansion Premises."

         10. The second sentence of SECTION 16.02 of the Lease is hereby deleted in its entirety.

         11. The first four lines of SECTION 16.03 of the lease are hereby amended and restated in their entirety as follows:

                  "The Landlord shall have a period of fifteen (15) days
            following receipt of the aforementioned notice within which to notify the Tenant in writing that Landlord elects either:"

         12. SECTION 16.03(A) of the Lease is hereby amended and restated in its entirety as follows:

            "If Tenant proposes an assignment of the Lease or a sublease of more than fifty percent (50%) of the Demised Premises for substantially the balance of the Lease Term, to terminate this Lease as to the space so affected as of the date so specified by the Tenant as above (with the same effect as if such date was the date fixed herein for the expiration of the Term) in which event (1) the Term Basic Rent and Tenant's share of all taxes, utilities and other CAM charges (currently one hundred percent (100%)) shall be reduced proportionately to reflect the reduction in the size of the Demised Premises; (2) Landlord shall pay to Tenant the unamortized cost of the Tenant Improvements within the deleted portion of the Demised Premises (such cost to be amortized over the Lease Term with interest at eight percent (8%) per annum) and (3) Tenant will be relieved of all further obligations hereunder as to such space accruing from and after such date."

        13. SECTION 16.03(B) of the lease is hereby deleted.

        14. The last sentence of SECTION 16.03(C) of the lease is hereby amended and restated in its entirety as follows:

            "If the rental rate agreed between Tenant and assignee or sublessee (computed on the basis of an average square foot rent for the Demised Premises and net of normal and reasonable expenses incurred by Tenant in the assignment or subleasing effort including concessions such as free rent periods and Tenant improvement allowances, with such expenses amortized over the term of such assignment or sublease at an interest rate of eight percent (8%) per annum) is greater than the Term Basic Rent and Additional Rent that Tenant must pay Landlord, then all of such excess rental shall be shared equally by Landlord and Tenant."

         15. The following language is added to the end of the last paragraph of SECTION 16.03:

                "As used in this Section 16.03, The phrase "for substantially the balance of the Lease Term" shall refer to a term ending within the last six (6) months of the Restructured Term."

         16. SECTION 17.01 shall be modified to delete both existing notice addresses for Landlord, and substituting:

                           BDG Kingsbridge L.L.C.
                           c/o Blumenfeld Development Group, Ltd.
                           6800 3ericho Turnpike, Suite 102E
                           Syosset, New York 11791

         17. The following is hereby added as new ARTICLE XXXV of the Lease:

                                  "ARTICLE XXXV

                                    RENEWALS

                  SECTION 35.01. Tenant is hereby granted (i) an option (the
            "First Option") to renew this Lease for an additional five (5) year period (the "First Option Period"), which period shall commence on the date following the Expiration Date and shall terminate on the day preceding the fifth (5th) anniversary of the commencement date of such Option Period (such termination date, the "First Option Period Termination Date") and (ii) an additional option (the "Second Option" and together with the First Option, the "Options") to renew this Lease for an additional five (5) year period (the "Second Option Period" and together with the First Option Period, the "Option Periods"), which period shall commence on the date following the First Option Period Termination Date and shall terminate on the day preceding the fifth (5th) anniversary of the commencement date of such Option Period; both Options and Option Periods shall be subject to the following terms and conditions:

                           (A) At the time of the exercise of either Option and
                  at the time of the commencement of either Option Period, no Event of Default shall exist under the terms of this Lease, and Tenant shall be in possession of the Demised Premises pursuant to the terms of this Lease;

                           (B) Notice of Tenant's exercise of (i) the First
                  Option shall be sent to the Landlord, in writing, at least thirteen (13) months prior to the Expiration Date and (ii) the Second Option shall be sent to the Landlord in writing, at least thirteen (13) months prior to the First Option Period Termination Date; TIME HEREBY BEING MADE OF THE ESSENCE WITH RESPECT TO TENANT'S ELECTION OF EITHER OPTION;

                           (C) Each Option Period, to the extent exercised,
                  shall be governed by the same terms and conditions set forth in this Lease with respect to the initial Lease Term, with the exception of Term Basic Rent. Term Basic Rent payable during the Option Periods shall be equal to ninety-five percent (95%) of the fair market rental value of the Demised Premises for a lease renewal term of five (5) years commencing on the commencement date of the applicable Option Period taking into account the other payment obligations of Tenant under this Lease and all other relevant factors (such fair market rental value, as determined in accordance with the provisions of Paragraph (D) below, the "Fair Market Rent");

                           (D) Upon Tenant's timely and proper exercise of
                  either Option pursuant to the terms and provisions hereof, Landlord shall, no later than twelve (12) months and ten (10) days prior to the commencement date of the applicable Option Period, notify Tenant in writing of the annual Term Basic Rent to be paid during the applicable Option Period, as determined by Landlord in its sole discretion to be ninety-five percent (95%) of the Fair Market Rent. Tenant shall then have the option, exercisable only within ten (10) days following receipt of Landlord's notice identifying its determination of the Fair Market Rent, TIME HEREBY BEING MADE OF THE ESSENCE WITH RESPECT TO TENANT'S EXERCISE OF SUCH ELECTION, to: (i) affirm its exercise of the applicable Option but dispute Landlord's determination of Fair Market Rent, (ii) affirm its exercise of the applicable Option and accept the Fair Market Rent fixed by Landlord in such notice or (iii) irrevocably rescind its exercise of the applicable Option in which case it shall have no further Options under this Article XXXV. Tenant's failure to respond within such ten (10) day period shall be deemed an election under clause (ii) above. In no event shall Tenant have any right to rescind a previously exercised Option more than ten (10) days after receipt of Landlord's determination of the Term Basic Rent for the applicable Option Periods as aforesaid. In the event Tenant elects to dispute Landlord's determination of Fair Market Rent, the Fair Market Rent shall be determined in accordance with the following procedures and the value as so determined shall be conclusive and binding on the parties:

                  The Fair Market Rent of the Demised Premises shall be
            determined by an appraisal made by a board of three reputable real estate appraisers, each of whom shall be actively engaged in the appraisal of real property in Middlesex County, and a member of the local chapter of the Appraisal Institute, or the successor body hereafter constituted and exercising similar functions, and who shall have no financial interest in either Landlord or Tenant and shall not be an affiliate of either thereof. Of the three appraisers, Tenant and Landlord shall each select one appraiser, at their sole cost and expense, not later than fifteen (15) days after Tenant's election under clause (i) of subparagraph (D) above to dispute Landlord's determination of Fair Market Rent and those two appraisers shall then select a third appraiser within 15 days after the last of the two is appointed. If either Tenant or Landlord fail to select an appraiser within the fifteen (15) day period, TIME HEREBY BEING MADE OF THE ESSENCE WITH RESPECT TO EITHER PARTY'S SELECTION OF AN APPRAISER, the appraiser timely selected by the other party, if any, shall determine the Fair Market Rent without regard to the three (3) appraiser averaging method that would otherwise apply. Each appraiser shall render its written appraisal within thirty (30) days after the selection of the third appraiser. In the event Landlord or Tenant's appraiser fails to render a decision within such thirty (30) day period, Fair Market Rent shall be deemed to be the average of the other two appraisals timely delivered. If the determination of any two or all three of the appraisers shall be identical in amount, such amount shall be deemed to be the Fair Market Rent of the Demised Premises. If the determination of all three appraisers shall be different in amount, the highest appraised value shall be averaged with the middle value (such average being hereinafter referred to as "Sum A"), the lowest appraised value shall be averaged with the middle value (such average being hereinafter referred to as "Sum B"), and the Fair Market Rent of the Demised Premises shall be determined as follows:

                         (i) If neither Sum A nor Sum B differs from the middle
            appraised value by more than 10% of such middle appraised value, then the Fair Market Rent of the Demised Premises shall be deemed to be the average of the three appraisals.

                         (ii) If either Sum A or Sum B (but not both of such
            sums) differs from the middle appraised value by more than 10% of such middle appraised value, then the Fair Market Rent of the Demised Premises shall be deemed to be the average of the middle appraised value and the appraised value closest in amount to such middle value; and

                         (iii) If both Sum A and Sum B differ from the middle
            appraised value by more than 10% of such middle appraised value, then the Fair Market Rent of the Demised Premises shall be deemed to be the middle appraised value.

                     The parties shall each pay for the cost of their own
            appointed appraiser and shall share equally in the cost of the third appraiser. While the parties intend to have the Fair Market Rent determined prior to the commencement of the applicable Option Period, in the event, that notwithstanding the provisions set forth above, either Option Period shall commence prior to resolution of the proper Fair Market Rent with respect to such Option Period, Tenant shall pay the Term Basic Rent in effect immediately prior to the applicable Option Period (without regard to any abatement of rent then in effect pursuant to the terms of the Lease) as Term Basic Rent during such Option Period, subject to prospective and retroactive adjustments upon the final determination of Fair Market Rent as aforesaid.

            Notwithstanding any of the foregoing to the contrary, (a) Tenant shall not be permitted to exercise the Second Option Period in the event Tenant shall have failed to exercise the First Option Period pursuant to the terms and conditions set forth above, (b) Tenant hereby agrees that the Options and Option Periods are personal to Tenant and may not be assigned to any other party, and (c) except as otherwise provided herein, Tenant shall not be entitled to revoke either Option after exercising the same."

         18. The following is hereby added as new ARTICLE XXXVI of the Lease:

                                 "ARTICLE XXXVI

                                    EXPANSION

                      SECTION 36.01. Tenant shall have the one-time option (such option, the "Expansion Option") to expand the Demised Premises (such expansion, the "Expansion") pursuant to and in accordance with the terms and conditions set forth below:

                                (A) At the time of the exercise of the Expansion
                      Option, no Event of Default shall then exist under the terms of this Lease and Tenant shall be in possession of the Demised Premises pursuant to the terms of this Lease;

                                (B) Subject to the provisions of Section 36.03,
                      the Expansion shall be performed and completed at Tenant's sole cost and expense and Tenant shall pay any and all reasonable costs actually incurred by Landlord and paid to unaffiliated third parties for review and oversight of the construction work and documentation with respect to the Expansion including reasonable legal fees and costs. In addition, Tenant shall be solely responsible for obtaining all permits, licenses and governmental approvals for the Expansion, including, without limitation, any and all zoning permits, variances and building permits (such permits, licenses and approvals, the "Consents"). Landlord will cooperate with Tenant's efforts to obtain Consents at no material cost to Landlord. Landlord makes no representations or warranties with respect to Tenant's ability to obtain any required Consents or Tenant's ability to construct all or any portion of the Expansion. Tenant's inability to obtain any Consents or to construct the Expansion shall in no way effect this Lease;

                                (C) Tenant shall exercise the Expansion Option,
                      if at all, on or prior to JULY 31, 2016 by delivering to Landlord written notice of Tenant's intent to expand the Demised Premises, which notice shall be accompanied by (1) preliminary plans and specifications with respect to Expansion (which plans and specifications shall include the materials to be used in connection with the Expansion), (ii) in the event Tenant shall exercise the Expansion Option on or prior to JULY 31, 2006, Tenant's election with respect to the Landlord's Contribution (as defined in Section 36.03 below), (iii) in the event Tenant shall request to have Landlord make the Landlord's Contribution, audited financial statements of Tenant for Tenant's most recently completed fiscal year and certified financial statements for any completed fiscal quarters from and after the most recently completed fiscal year, and (iv) such other information as Landlord may request in its reasonable discretion;

                                (D) Tenant's preliminary plans and
                      specifications with respect to the Expansion shall be subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord must respond to submissions (i) as to the initial submission, within forty-five (45) days after Tenant's initial submission of a complete set of preliminary plans and specifications; and (ii) thereafter for all submissions within thirty (30) days after any submissions pertaining to any structural work or mechanical or electrical systems and within fifteen (15) days after any other submissions. Notwithstanding any of the foregoing to the contrary, Landlord may (i) withhold such consent in the event Landlord determines, in its reasonable discretion, that the Expansion, as depicted in such plans and specifications, will (a) impair the marketability or value of the Demised Premises, (b) impair the structural integrity or base building systems of the Demised Premises, or (c) violate any applicable law or
                      (ii) delay such consent until Tenant reasonably provides Landlord with any information that Landlord may require with respect to the Expansion pursuant to Paragraph (C) above;

                                (E) In the event Tenant shall request that
                      Landlord make the Landlord's Contribution under Paragraph
                      (C) above, Landlord shall review and either approve or reject the financial statements required under Paragraph
                      (C) above within thirty (30) days after receipt of the same. Landlord may reject such financial statements (in which case it shall not be required to pay the Landlord's Contribution,) only if it determines that Tenant's market capitalization, tangible net worth and earnings as depicted in such financial statements are not at least equivalent to Tenant's market capitalization, tangible net worth and earnings as of the date of this Amendment; in the event Landlord rejects the financial statements and thus does not agree to pay the Landlord's Contribution, Tenant may rescind its exercise of the Expansion Option within thirty (30) days after written notification from Landlord of its rejection of Tenant's financial statements and refusal to fund the Landlord's Contribution;

                                (F) In the event Landlord approves the
                      preliminary plans and specifications submitted in accordance with Paragraph (D) above, Tenant shall, prior to the commencement of the construction of the Expansion, submit to Landlord (i) final, stamped construction drawings and specifications with respect to the Expansion (and from and after the commencement of such construction, Tenant shall submit to Landlord any and all amendments, modifications and/or revisions to such drawings and specifications) for Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed (provided that the same shall be substantially similar to the previously approved preliminary plans and specifications) and (ii) any building permits required for the Expansion. In addition, upon the commencement of Tenant's construction of the Expansion, Tenant shall work diligently to complete the Expansion (a) in accordance with the approved drawings, plans and specifications, (b) in accordance with any and all applicable laws, and (c) in a lien free, good and workmanlike manner within two hundred and seventy days (270) after receipt of the building permit, subject to extension as a result of any Force Majeure. Tenant shall reasonably document to Landlord within ten (10) days after the occurrence of any Force Majeure event, the nature of the event, its anticipated impact on the construction schedule and Tenant's plan to mitigate such delay. All work with respect to the Expansion shall be performed by licensed and insured contractors. Landlord hereby reserves the right, to be exercised in its reasonable discretion, to approve the general contractor and any subcontractors performing structural or mechanical work in connection with the Expansion;

                                (G) Landlord shall have the right to inspect the
                      progress of any and all work with respect to the Expansion;

                                (H) The Expansion shall be deemed completed on
                      the date (the "Expansion Completion Date") on which Tenant shall deliver to Landlord (i) a final certificate of occupancy for the Demised Premises comprising the Expansion (the "Expansion Premises") from the applicable governmental authority and (ii) a certificate from Tenant's licensed architect indicating that the Expansion Premises have been built in accordance with the construction drawings and specifications for the Expansion Premises previously submitted to and approved by Landlord. Without limiting any other provisions set forth herein, from and after the Expansion Completion Date the term the "Demised Premises" shall be deemed to include the Expansion Premises, provided that, notwithstanding any of the provisions of the Lease to the contrary (a) Landlord shall not be obligated to maintain any insurance with respect to the Expansion Premises except to the same extent Landlord insures the Demised Premises now (but with an increase in value to reflect the addition of the Expansion Premises) and Tenant shall be obligated to insure the Expansion Premises to the same extent Tenant is obligated to insure the Demised Premises now, (b) Landlord shall not be obligated to maintain, or repair the Expansion Premises but in the event of a casualty it shall restore the Expansion Premises to the same extent Landlord restores the Demised Premises now, and (c) Tenant shall not be permitted to (1) abate or offset rent with respect to the Expansion Premises except to the extent that any loss of rent is actually covered by rental income insurance maintained by Landlord for the Demised Premises (or to the extent the rental loss would have been covered had Landlord carried the rental loss insurance required under Section 8.02 of the Lease) or (2) terminate this Lease due to any casualty or condemnation affecting only the Expansion Premises regardless of whether such right shall exist with respect to the balance of the Demised Premises; however, in the event Tenant validly terminates the Lease for the balance of the Demised Premises pursuant to the terms of the Lease, Tenant shall also be required to terminate the Lease with regards to the Expansion Premises;

                                (I) During any period of construction hereunder,
                      Tenant shall maintain Builder's All-Risk Insurance in form and substance acceptable to Landlord in its reasonable discretion, which insurance shall be in an amount equal to the full replacement cost of the Expansion Premises; and

                                (J) Within thirty (30) days of the Expansion
                      Completion Date, (i) Tenant shall provide Landlord with
                      (a) final lien waivers and affidavits from all materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Expansion, evidencing that such party has been paid in full with respect to any work it may have performed with respect to the Expansion and (b) a release of any existing mechanic's (or similar) liens against the Expansion Premises with respect to work done or materials provided in connection with the Expansion, which release shall be evidenced by the removal of any exceptions to Landlord's title policy relating to such liens and (ii) the parties shall execute an amendment to this Lease setting forth (a) the total square footage of the Demised Premises (to be determined in accordance with BOMA standards) and (b) the revised Basic Rent (to be determined in accordance with (1) Section 36.02 or Section
                      36.03 hereof, as applicable).

                      SECTION 36.02. In the event Tenant exercises the Expansion
             Option, the annual Term Basic Rent due hereunder shall increase on the earlier to occur of (i) the date which is two hundred and seventy(270) days after Tenant shall receive a building permit with respect to the Expansion Premises or (ii) the Expansion Completion Date (such earlier date, the "Section 36.02 Rent Commencement Date"), by an amount equal to the product of $5.50 times the total rentable square footage area of the Expansion Premises, which total rentable square footage area shall be determined by Landlord based on (a) the actual size of the completed Expansion Premises, if and when completed or (b) until the Expansion Premises are completed, the size of the completed Expansion Premises as estimated in the latest drawings and specifications approved by Landlord with respect to the Expansion Premises. The annual Term Basic Rent for the Expansion Premises (as adjusted pursuant to Section 36.03 below) shall increase by five percent (5%) as of (1) the first day of the calendar month marking the fifth (5th) anniversary of the
             Section 36.02 Rent Commencement Date (such date, the "Section 36.02 Adjustment Date") and (2) each succeeding fifth (5th) anniversary of the Section 36.02 Adjustment Date during the Term. In the event such rental obligation shall commence prior to the Expansion Completion Date, Term Basic Rent shall be appropriately adjusted (both prospectively and retroactively) on the Expansion Completion Date. The Expansion Premises shall be measured in accordance with BOMA standards.



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                      SECTION 36.03. In the event Tenant exercises the Expansion
             Option on or prior to JULY 31, 2006, Landlord shall contribute, at Tenant's option and in accordance with the provisions of Section
             36.01 (and subject to the conditions therein), an amount equal to $35.00 per rentable square foot of the completed Expansion Premises not to exceed Three Hundred Fifty Thousand and NO/100 Dollars ($350,000.00) (such amount, the "Landlord's Contribution"). Tenant shall make such election, if at all, at the same time Tenant exercises the Expansion Option pursuant to the provisions of
             Section 36.01(C) hereof. Upon such election, the annual Term Basic Rent otherwise payable under Section 36.02 above for the first ten thousand (10,000) rentable square feet of the Expansion Premises shall increase on the earlier to occur of (i) the first day of the first month following Landlord's payment of the Landlord Contribution or (ii) regardless of whether the Expansion Completion Date shall have occurred, July 31, 2006 (the earlier of such dates, the "Section 36.03 Rent Commencement Date") by an amount equal to the product of $4.20 times the total square footage area of the Expansion Premises not to exceed 10,000 square feet (as determined pursuant to the provisions of Section 36.03), which amount shall be in addition to any increase payable under Section 36.02 above (but only with respect to the first 10,000 square feet of the Expansion Premises) and shall become due and payable in accordance herewith regardless of whether the Term Basic Rent for such space has commenced under Section 36.02. Landlord shall pay the Landlord's Contribution within thirty (30) days after the Expansion Completion Date, provided that, (a) no Event of Default shall then exist under the terms and provisions of this Lease, including, without limitation, any of the obligations set forth in this Article XXXVI,
             (b) Tenant shall then be in possession of the Demised Premises, including the Expansion Premises, pursuant to the terms of this Lease, (c) there shall not have been any material adverse change in Tenant's financial condition from the date on which Landlord shall have approved such condition pursuant to Section 36.01(E) above (as determined based on Landlord's review of Tenant's audited financial statements for Tenant's most recently completed fiscal year (prior to the Expansion Completion Date) and certified financial statements for any completed fiscal quarters from and after the most recently completed fiscal year), (d) Tenant shall have delivered to Landlord a complete set of "as-built" construction drawings with respect to the Expansion Premises, and (e) Tenant shall have complied with each of the conditions precedent to the Expansion Completion Date (as set forth in Section 36.01(H) above).

                      SECTION 36.04. Without limiting any of the provisions set
             forth herein, including, without limitation, the provisions of
             Section 8.04 hereof, Tenant shall indemnify and save Landlord harmless against and from all liabilities, claims, suits, fines, penalties, damages, losses, fees, costs and expenses (including, reasonable attorney's fees) which may be imposed upon, incurred by or asserted against Landlord by reason of (i) any act or failure to act by Tenant with respect to or in connection with the Expansion or the Expansion Premises, or (ii) the failure of Tenant to comply with any of the provisions of this Article XXXVI.



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


                      SECTION 36.05. Tenant hereby agrees that the expansion
             rights discussed herein are personal to Tenant and may not be assigned to any other party. Tenant further agrees that upon the termination or earlier expiration of this Lease, Tenant shall (i) assign to Landlord any third party manufacturer's warranties and
             (ii) deliver copies of all operating manuals, with respect to any systems located on the Expansion Premises.

                      SECTION 36.06. Any material default under this Article
             XXXVI which shall continue beyond the applicable notice and cure periods in Article XV of the Lease shall be deemed an Event of Default and shall entitle Landlord to exercise any and all rights and remedies it may have under this Lease."

                      SECTION 36.07. Promptly following Tenant's exercise of its
             Expansion Option, Landlord shall provide Tenant with copies of any plans or specifications for the Demised Premises which Landlord has in its possession. Landlord shall have no responsibility for the accuracy or completeness of such drawings or specifications and expressly disclaims any warranty with respect thereto. Landlord makes no representation as to its title to such plans or specifications."

         19. In connection with the negotiation and execution of this Amendment, Landlord and Tenant each represents to the other that it has not dealt with any real estate broker other than Julien J. Studley, Inc. ("JJSI"). Landlord hereby agrees that it shall pay a commission to JJSI in accordance with a separate written commission agreement with JJSI. Landlord and Tenant each hereby indemnifies the other and holds the other harmless from and against any claim for a commission or other fee made by any broker with whom the indemnifying party has dealt, other than JJSI.

         20. Except as modified and amended by this Amendment, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall continue to be and remain in full and effect.

         21. This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey.

         22. This Amendment may not be modified, amended or terminated nor may any of its provisions be waived except by an agreement in writing signed by the party against whom enforcement of any modification, amendment, termination or waiver is sought.

         23. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         24. This Amendment maybe executed in counterparts which, when taken together, shall constitute one and the same original.

         25. Notwithstanding anything to the contrary in Section 9.02 of the Lease, Tenant shall not be required to remove any alterations, additions or improvements to the Demised Premises first constructed after the date of this Amendment (except Tenant's furniture and trade fixtures) at the expiration or termination of this Lease unless Landlord advises Tenant of such requirement at the time of Landlord's consent to the same if Landlord's consent is required hereunder (or, if Landlord's consent is not required, within thirty (30) days after Tenant's written notice of its intention to perform the same which notice shall identify the nature of the work). In no event shall Tenant be required to remove any structural portions of the Expansion, which hereafter may be constructed under Article 36.

         26. Landlord and Tenant shall execute a memorandum of this Lease and any amendments hereto. Tenant may record such memorandum at its sole cost and expense.

         27. As a condition of this Amendment Landlord shall obtain a subordination, non-disturbance and attornment agreement from its current lender with respect to the Lease as amended hereby consistent with Section 14.01 of the Lease. In the event Landlord has not obtained such agreement within forty-five
(45) days after the full execution hereof, Tenant may, within ten (10) days thereafter, terminate this Amendment by written notice to Landlord (time being of the essence), otherwise this Amendment shall remain in full force and effect and Tenant shall be deemed to have waived the condition in this Section 27. In addition, the parties acknowledge that this Amendment is subject to the consent of Landlord's current lender. In the event Landlord has not obtained the written consent of such lender within 15 days after the date hereof (whether by joinder hereto or separate agreement), Landlord shall promptly notify Tenant of such failure and thereupon this Amendment shall automatically become null and void but the existing Lease shall remain in full force and effect.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be executed as of the day and year first above written.

                                  LANDLORD:

                                  BDG KINGSBRIDGE L.L.C.
                                  By: BDG Kingsbridge, Inc. its General Manager



                                  By:   /s/ Jonathan E. Cohen
                                      ------------------------------------------
                                      Name: Jonathan E. Cohen
                                      Its:  Vice President




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

                                  TENANT:

                                  ENZON, INC.


                                  By:   /s/ Arthur Higgins
                                      ------------------------------------------
                                      Name: Arthur Higgins
                                      Its:  President/CEO




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